Mueller Industries, Inc. Announces the Signing of a Joint Venture Agreement
MEMPHIS, Tenn., December 30, 2015 -- Mueller Industries, Inc. (NYSE: MLI) announced today the signing of a joint venture agreement with Cayan Ventures and Bahrain Mumtalakat Holding Company to build a copper tube mill in Bahrain.  The business will operate and brand its products under the Mueller Industries family of brands.  Under the agreement, Mueller Industries will invest approximately $5.5 million of cash and will be the technical and marketing lead in return for 40 percent ownership of the joint venture.
Mueller Industries CEO Greg Christopher said, "As part of our continuous effort to expand and strengthen our core business, we have entered into an agreement to establish a copper tube mill in Bahrain.  This mill will produce copper tube for the air conditioning and refrigeration markets and will have the capacity to support the surrounding Middle East and North Africa ("MENA") region.  The MENA region is one of the fastest-growing markets for air conditioning and refrigeration.
"We are pleased to secure this arrangement with established financial partners, ensuring us the expertise and relationships necessary to progress in this new venture."
Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.
CONTACT
Jeffrey A. Martin
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